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Exhibit 5.1

[Letterhead of Barrett & McNagny LLP]

January 17, 2006

Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804

Ladies and Gentlemen:

        In connection with the registration on Form S-4 under the Securities Act of 1933, as amended (the "Act") by Steel Dynamics, Inc. (the "Company") of approximately 4,458,525 shares, more or less, of its common stock, issuable in connection with the pending merger between the Company and Roanoke Electric Steel Corporation (the "Transaction"), we have examined such Company and related records, certificates, agreements, and other documents, and have reviewed such questions of law as we have considered necessary or appropriate for purposes of this opinion.

        This opinion is being furnished in accordance with the requirement of Item 601(b)(5) of Regulation S-K promulgated under the Act.

        On the basis of such examination and review, we advise you that, in our opinion, when the Registration Statement on Form S-4, filed by the Company herewith with respect to the proposed issuance of its common stock in connection with the Transaction, shall have become effective under the Act, when the shares shall have been issued in accordance with the terms set forth in the applicable Agreement of Merger and Reorganization, dated October 17, 2005, and when the certificates evidencing the shares of common stock to be issued in connection therewith shall have either been physically issued, executed, authenticated and delivered by the Company and by Computershares Investor Services as transfer agent and/or when the shares shall have otherwise been duly issued and transferred in electronic form, the shares of common stock so issued will be validly and legally issued and outstanding, will be fully paid and non-assessable, and will be entitled to the benefits described for the common stock in the Company's Amended and Restated Articles of Incorporation.

        Our opinion is limited to the general corporation laws of the State of Indiana and the federal laws of the United States of America. We express no opinions as to any other laws, statutes, rules or regulations.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus forming part of the Registration Statement.

Very truly yours,

BARRETT & McNAGNY LLP

/s/ Robert S. Walters

Robert S. Walters

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